Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004-2541

May 9, 2023

Board of Trustees
Trust for Advised Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202

Re: Agreement and Plan of Reorganization, dated as of August 22, 2022 (the "Agreement"), by and among (i) Trust for Advised Portfolios, a Delaware statutory trust (the "Trust"), severally and not jointly on behalf of its series, the Soundwatch Hedged Equity Fund (the "Target Fund") and (the Soundwatch Hedged Equity ETF (the "Acquiring ETF"); and (ii) Soundwatch Capital, LLC, solely for purposes of Section 9.2 thereto.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 8.4 of the Agreement. You have requested our opinions as to certain U.S. federal income tax consequences of the reorganization of the Acquiring ETF and the Target Fund that will consist of, with respect to the Acquiring ETF and the Target Fund: (A) the Acquiring ETF acquiring the Assets (as such term is defined in Section 1.1(b) of the Agreement) of the Target Fund in exchange for (i) the Target Fund's receipt of shares of beneficial interest of the Acquiring ETF of equal value to the net assets of the Target Fund being acquired and (ii) the Acquiring ETF's assumption of the Liabilities ( as such term is defined in Section 1.1( c) of the Agreement), (B) the Target Fund immediately distributing such shares of the Acquiring ETF to Target Fund Shareholders (as such term is defined in Section 1.1(d) of the Agreement), and (C) followed immediately by the complete liquidation of the Target Fund, all upon the terms and conditions set forth in the Agreement (the foregoing transactions with respect to the Acquiring ETF and the Target Fund, are referred to herein as the “Reorganization”).

In rendering our opinions, we have reviewed and relied upon (a) the Agreement, (b) certain representations concerning the Reorganization made to us by the Trust (on behalf of each of the Acquiring ETF and Target Fund) in letters dated May 9, 2023 (the “Representation Letters”), (c) the Trust's Registration Statement filed on Form N-14 (the "Registration Statement''), (d) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, and ( d) such statutes,

Board of Trustees
Trust for Advised Portfolios

regulations, rulings and decisions as we deemed material with respect to this opinion. In our review, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other documents supplied to us. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of our opinions, we have assumed (i) that all representations set forth in the in the Representation Letters will be true and correct in all material respects as of the Closing Date (and that any such representations made "to the best knowledge of," "to the knowledge of," "in the belief of," or otherwise similarly qualified, are true and correct in all material respects without any such qualification) and (ii) that the Acquiring ETF and the Target Fund, as of the Closing Date of the Reorganization, each satisfy and, following the Reorganization, the Acquiring ETF will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the "Code''), for qualification as a regulated investment company (a "RIC'').

Based on the foregoing, and provided the Reorganization is carried out in accordance with the laws of the State of Delaware, the Agreement and the Representation Letters, it is our opinion that, with respect to the Reorganization:

(a) The Reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring ETF will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(b) No gain or loss will be recognized by the Target Fund upon the transfer of all the Assets of the Target Fund to the Acquiring ETF solely in exchange for shares of the Acquiring ETF and the assumption by the Acquiring ETF of all the Liabilities of the Target Fund, or upon the distribution of the shares of the Acquiring ETF to the Target Fund Shareholders, except for (A) gain or loss that may be recognized on the transfer of "section 1256 contracts" as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code,

Board of Trustees
Trust for Advised Portfolios

and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code;

(c) The tax basis in the hands of the Acquiring ETF of each Asset transferred from the Target Fund to the Acquiring ETF, in the Reorganization will be the same as the tax basis of such Asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain ( or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer;

(d) The holding period in the hands of the Acquiring ETF of each Asset transferred from the Target Fund to the Acquiring ETF in the Reorganization, other than Assets with respect to which gain or loss is required to be recognized, will include the Target Fund's holding period for such Asset ( except where investment activities of the Acquiring ETF have the effect of reducing or eliminating the holding period with respect to an asset);

(e) No gain or loss will be recognized by the Acquiring ETF upon its receipt of all the Assets of the Target Fund solely in exchange for shares of the Acquiring ETF and the assumption by the Acquiring ETF of all the Liabilities of the Target Fund as part of the Reorganization;

(f) No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their shares of the Target Fund for shares of the Acquiring ETF as part of the Reorganization ( except with respect to cash received by Target Fund Shareholders in redemption of fractional shares prior to the Reorganization);

(g) The aggregate tax basis of the shares of the Acquiring ETF each Target Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the shares of the Target Fund exchanged therefor;

(h) Each Target Fund Shareholder's holding period for the shares of the Acquiring ETF received in the Reorganization will include the Target Fund Shareholder's holding period for the shares of the Target Fund exchanged therefor, provided that the Target Fund Shareholder held such shares of the Target Fund as capital assets on the date of the exchange;

i) The Acquiring ETF will succeed to and take into account those tax attributes of the Target Fund that are described in Section 381( c) of the Code subject to the conditions and limitations specified in the Code, the regulations

Board of Trustees
Trust for Advised Portfolios

thereunder, and existing court decisions and published interpretations of the Code and regulations; and

(j) The taxable year of the Target Fund will not be required to end solely as a result of the Reorganization.

Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on the Target Fund, Acquiring ETF, or any Target Fund Shareholder with respect to any Asset as to which unrealized gains and losses are required to be recognized for U.S. federal income tax purposes under a mark-to-market system of accounting.

Our opinions are limited solely to the Reorganization and do not express a view on the redemption of fractional shares of the Target Fund prior to the Reorganization. This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof and does not address any other U.S. federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinions are conditioned upon the performance by the Trust on behalf of the Acquiring ETF and the Target Fund undertakings in the Agreement and the Representation Letters.

Our opinions are being rendered to the Trust on behalf of the Acquiring ETF and the Target Fund, and may be relied upon only by the Trust and the Acquiring ETF, and the Board of Trustees, the Target Fund, the shareholders of the Target Fund and the Acquiring ETF, and may not be relied upon by any other person or used for any other purpose without our express written consent.

We hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the Information Statement/Prospectus

Board of Trustees
Trust for Advised Portfolios

headings "The Conversion" and "Federal Tax Consequences." In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Further, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP